Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan and the 2002 Employee Stock Purchase Plan of Esterline Technologies Corporation of our reports dated December 18, 2007, with respect to the consolidated financial statements of Esterline Technologies Corporation, and the effectiveness of internal control over financial reporting of Esterline Technologies Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended October 26, 2007 and the financial statement schedule of Esterline Technologies Corporation included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

June 18, 2008